News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM EARNS $1.52 PER SHARE IN THIRD QUARTER

Bakersfield, CA -November 3, 2005 - Berry Petroleum Company (NYSE:BRY) reported net income of $34.2 million, or $1.52 per diluted share, for the third quarter of 2005, up 88% compared to net income of $18.2 million, or $.82 per diluted share in the third quarter of 2004, according to Robert F. Heinemann, president and chief executive officer. Revenues rose to a record $110 million in the quarter, up 51% from $73 million in the third quarter of 2004. The average daily production of 23,647 barrels of oil equivalent (BOE), which consists of 20,000 barrels of crude oil and 21.8 million cubic feet of natural gas, was a record and an increase of 14% over the 20,825 BOE achieved a year ago. The third quarter 2005 average realized sales price of $44.25 per BOE was up 37% from the $32.28 per BOE received in the third quarter of 2004.

Mr. Heinemann continued, “Berry’s performance in the third quarter was outstanding. Our quarterly earnings were a Company record as was our average daily production, which increased 4% over the second quarter of 2005 and 14% over last year’s third quarter. We are continuing our growth strategy by investing record cash flows into our core producing assets and new exploitation opportunities. Berry raised its capital budget for 2005 by $29 million or, 27%, to $136 million to take advantage of these investment opportunities.”

“Additionally, in August the board approved an 8% increase in the quarterly dividend beginning with the September 2005 payment, and issued a one-time special dividend of $.10 per share to allow shareholders to fully participate in the Company’s success.”

“Berry is currently appraising several of its new prospects, including the Company’s Lake Canyon shallow oil and deep gas projects and the Coyote Flats Ferron gas and coal bed methane projects in the Uinta Basin of Utah. We are launching a five-well development program on our Tri-State Niobrara acreage in Kansas. The 25 well expansion of our California diatomite heavy oil project is well underway. Success on any of these projects could be very significant to the Company. In the fourth quarter, Berry increased its acreage position and now holds an interest in approximately 900,000 gross acres in the Rockies and Mid-Continent. We completed a ‘bolt-on’ acquisition of a 50% working interest in 60,000 net acres adjacent to and immediately north of our Yuma County Niobrara gas properties in Colorado. We also closed on previously announced acreage in the North Dakota Bakken play. Berry intends to appraise all these opportunities in a decisive and expedient manner. To that end, the Company has purchased two drilling rigs and is working to secure the additional equipment needed to complete the drilling of our inventory over the next several years.”

For the nine months ending September 30, 2005, net income was a record $82.0 million or $3.65 per diluted share, up 87% from net income of $43.9 million, or $1.97 per diluted share for the nine months ending September 30, 2004. Revenues were $291 million in the first nine months of 2005, up 50% from $194 million in the first nine months of 2004. For the nine months ending September 30, 2005, average daily production of 22,793 BOE increased by 13% and the average realized sales price of $40.48 per BOE was up 41% from the first nine months of 2004.

Mr. Heinemann added, “We are accomplishing our diversification strategy as witnessed by our third quarter production volumes, which were 71% heavy oil, 14% light oil and 15% natural gas. Our reserves and production are moving toward a more balanced mix which will result in a portfolio less vulnerable to commodity price swings. It is our goal to continue to diversify our asset base.”

Ralph J. Goehring, executive vice president and chief financial officer said, “Our financial performance in the third quarter is unparalleled in the Company’s history. The combination of record production and record high oil prices allows Berry to generate outstanding cash flow and returns on our investments. Net cash provided by operating activities was a record $122 million in the first nine months of 2005, up 56% from $78 million in the same period in 2004. In the first nine months of 2005, the Company invested $78 million in capital projects, $119 million in property acquisitions, retired debt of $44 million and paid dividends of $10 million.”

“Our 2005 fourth quarter looks like it will be a very strong quarter for Berry. Likewise, 2006 is shaping up to be another record year in production as we target 25,000 BOE/D from existing producing assets, or 9% over our 2005 target of 23,000 BOE/D. We anticipate our 2006 capital program, excluding acquisitions, to be at least $150 million and funded out of cash flow.”

Teleconference Call
A conference call will be held Thursday, November 3, 2005 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Dial 1-866-713-8567 to participate, using passcode 50903983. International callers may dial 617-597-5326. For a digital replay available until November 17, 2005, dial 1-888-286-8010 (passcode 52056556). Listen live or via replay on the Web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com/tele.htm.

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "plans", "will", "intend", "could", "target", "goal", "anticipate", "looks like" and others indicate forward-looking statements, but their absence does not mean that a statement is not forward-looking, if the discussion involves strategy, beliefs, plans, targets, or intentions. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Berry Petroleum Company. Important factors which could affect actual results are discussed in Part II of our Form 10-K filed with the Securities and Exchange Commission, under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."

CONDENSED INCOME STATEMENTS
(In thousands, except per share data)
(unaudited)
	Three Months		Nine Months
	9/30/05	9/30/04	9/30/05	9/30/04
Revenues
Sales of oil and gas	$ 96,439	$ 61,560	$ 252,635	$ 159,520
Sales of electricity	12,933	11,344	36,903	34,569
Interest and other income, net	612	45	1,130	338
Total	109,984	72,949	290,668	194,427
Expenses
Operating costs - oil & gas production	28,144	22,487	77,925	58,721
Operating costs - electricity generation	12,316	10,423	36,596	33,415
Exploration costs	749	-	1,535	-
Depreciation, depletion & amortization - oil & gas	8,813	7,500	26,800	21,497
Depreciation, depletion & amortization - electricity	831	823	2,443	2,539
General and administrative	5,965	4,769	15,988	16,956
Dry hole, abandonment & impairment	2,803	-	5,425	-
Interest	1,598	512	4,502	1,577
Total	61,219	46,514	171,214	134,705

Income before income taxes	48,765	26,435	119,454	59,722
Provision for income taxes	14,546	8,206	37,470	15,850

Net income	$ 34,219	$ 18,229	$ 81,984	$ 43,872

Basic net income per share	$ 1.55	$ .83	$ 3.72	$ 2.01
Diluted net income per share	$ 1.52	$ .82	$ 3.65	$ 1.97
Cash dividends per share	$ .23	$ .18	$ .47	$ .40

Weighted average capital stock outstanding:
Basic	22,068	21,934	22,039	21,875
Diluted	22,529	22,365	22,489	22,295

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)
	9/30/05	12/31/04
Assets
Current assets	$ 95,468	$ 61,001
Properties, buildings & equipment, net	512,034	338,706
Other assets & deposits	5,750	12,397
	$613,252	$412,104
Liabilities & Shareholders’ Equity
Current liabilities	$122,072	$ 64,841
Deferred income taxes	48,221	47,963
Long-term debt	100,000	28,000
Other long-term liabilities	50,929	8,214
Shareholders’ equity	292,030	263,086
	$613,252	$412,104

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Nine Months Ended
	9/30/05	9/30/04
Cash flows from operating activities:
Net income	$ 81,984	$ 43,872
Depreciation, depletion & amortization (DD&A)	29,243	24,036
Deferred income taxes	16,939	6,846
Stock-based compensation expense	404	4,520
Other, net	2,404	205
Net changes in operating assets and liabilities	(8,687)	(997)

Net cash provided by operating activities	122,287	78,482

Net cash used in investing activities	(196,891)	(55,172)
Net cash provided by (used in) financing activities	66,341	(25,760)

Net (decrease) increase in cash and cash equivalents	(8,263)	(2,450)

Cash and cash equivalents at beginning of year	16,690	10,658

Cash and cash equivalents at end of period	$ 8,427	$ 8,208

COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended			Nine Months Ended
	9/30/05	9/30/04	Change	9/30/05	9/30/04	Change
Oil and gas:
Net production-BOE per day	23,647	20,825	+14%	22,793	20,243	+13%
Per BOE:
Average sales price before hedging	$ 51.34	$ 35.61	+44%	$ 45.38	$ 31.58	+44%
Average sales price after hedging	44.25	32.28	+37%	40.48	28.81	+40%

Operating costs	12.94	11.74	+10%	12.52	10.59	+18%
DD & A	4.05	3.91	+4%	4.31	3.88	+11%
General & administrative expenses	2.74	2.49	+10%	2.57	3.06	-16%
Interest expense	$ .73	$ .27	+170%	$ .72	$ .28	+157%

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